Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to

312-696-6009.

FOR IMMEDIATE RELEASE

Tim Armour, Managing Director, to Retire from Morningstar

CHICAGO, Jan. 28, 2008 —Morningstar, Inc., (NASDAQ: MORN), a leading provider of independent investment research, today announced that Timothy Armour, 59, is retiring from Morningstar on Feb. 29. Armour, who joined Morningstar in 1998, serves as a managing director, responsible for strategic account relationships and business development.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Tim is a dynamic individual with many friends in the investment industry. He was instrumental in helping us build our institutional business and I’d like to thank him for his years of service and for being such a terrific asset to our company. We will miss him, and we all wish him the best as he enters this new phase of his life.”

“I told Joe that after 10 great years at Morningstar, I’m ready for Life 2.0 as I call it,” Armour said. “I intend to remain active in business and the investment industry, but in something less than a full-time role, such as serving on corporate boards and participating in an industry task force. It’s been a privilege working with Joe, Don Phillips, and the rest of the Morningstar team.”

Armour joined Morningstar in 1998 as chief operating officer. He was named managing director in 2000. Before joining Morningstar, he was president of Stein Roe Mutual Funds, a division of Stein Roe & Farnham. He also served as president of fund trusts and a member of the Stein Roe & Farnham board of directors.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 260,000 investment offerings, including stocks, mutual funds, separate accounts, hedge funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

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